Exhibit 99.1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of February 22, 2010, is between Resolute Investments, Ltd. and Path Spirit Limited (collectively, the “Joint Filers”).

WHEREAS, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Joint Filers hereby agree as follows:

1.
The Amendment No. 3 to Schedule 13D with respect to the shares of Teekay Corporation (the “Company”) (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2.	Each of the Joint Filers is eligible to use Schedule 13D for the filing of information therein.

3.
Each of the Joint Filers is responsible for the timely filing of Amendment No. 3 to Schedule 13D and any future amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

4.	This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

(Signatures are on the following page)

IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be duly executed and delivered as of the date first written above.

RESOLUTE INVESTMENTS, LTD.,

By:	/s/ Cora Lee Starzomski
Name: Cora Lee Starzomski
Title: Director

PATH SPIRIT LIMITED,

By:	/s/ Arthur F. Coady
Name: Arthur F. Coady
Title: Director